EXHIBIT 4.2
Amendment No. 1 to the
Midwest Banc Holdings, Inc.
Stock and Incentive Plan
     The Midwest Banc Holdings, Inc. Stock and Incentive Plan is hereby amended by:
1.	By amending Section 4.1(a) to read:
4.1 Shares Available For Awards. (a) Subject to adjustment as provided in Section 4.4, the aggregate number of Shares which may be issued or used for reference purposes over the term of the Plan shall not exceed 3,900,000 Shares (inclusive of shares issued prior to March 23, 2005), which may be either authorized and unissued Shares or Shares held in or reacquired for the treasury of the Company.
2.	By amending Section 4.1(b) in its entirety to read:
(b) All of the Shares may be issued under Awards which are Restricted Stock or Restricted Stock Units. Such number of Shares shall be subject to adjustment upon occurrence of any of the events indicated in Section 4.4.
* * * *
     The foregoing Amendment No. 1 to the Stock and Incentive Plan, and was duly adopted and approved by the Board of Directors of the Company on February 28, 2006, and the stockholders of the Company on May 3, 2006, and shall be effective as of May 3, 2006.

Daniel R. Kadolph
Senior Vice President
and Chief Financial Officer

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